UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: August 8, 2003 (August 6, 2003)

(Date of earliest event reported)

iMANAGE, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-28041	36-4043595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 Tower Lane, Foster City, California	94404
(Address of principal executive offices)	(Zip Code)

(650) 577-6500

(Registrant’s telephone number, including area code)

Item 5.    OTHER EVENTS AND REQUIRED FD DISCLOSURE.

On August 6, 2003, iManage, Inc., a Delaware corporation (“iManage”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 6, 2003, with Interwoven, Inc., a Delaware corporation (“Interwoven”) and Mahogany Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Interwoven (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, iManage will be merged with and into Merger Sub, with Merger Sub being the surviving corporation and becoming a direct wholly-owned subsidiary of Interwoven (the “Merger”). At the effective time of the Merger each issued and outstanding share of common stock of iManage, par value $0.001 per share (“iManage Common Stock”) will be converted into the right to receive 2.0943 shares of Interwoven common stock (“Exchange Ratio”) and $1.20 in cash, without interest. In addition, each outstanding option to purchase shares of iManage Common Stock will be assumed by Interwoven and converted into an option to purchase shares of Interwoven common stock, in a number and at an exercise price appropriately adjusted to reflect a modified version of the Exchange Ratio, which equals 2.0943 plus the fraction of (a) $1.20 divided by (b) the 5-day trailing average of the closing price of Interwoven common stock as reported on the NASDAQ National Market as of the trading day immediately preceding the date on which the transaction is completed.

In connection with the execution of the Merger Agreement, each of Mr. Mahmood Panjwani, President and Chief Executive Officer, Mr. Rafiq R. Mohammadi, Vice President and Chief Technical Officer and Mr. Moez Virani, a Director, has agreed to vote all his shares of iManage Common Stock in favor of approval and adoption of the Merger Agreement and approval of the Merger. Certain Interwoven stockholders have agreed to vote all their shares of Interwoven common stock in favor of the issuance of Interwoven common stock pursuant to the Merger.

Copies of the Merger Agreement attached hereto as Exhibit 2.1 and the joint press release issued on August 6, 2003 announcing the execution of the Merger Agreement attached hereto as Exhibit 99.1 are incorporated herein by reference.

Item 7.    FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

2.1	Merger Agreement dated August 6, 2003, by and among Interwoven, Inc., iManage, Inc. and Mahogany Acquisition Corporation.

99.1	Joint press release of iManage, Inc. and Interwoven, Inc., issued on August 6, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iMANAGE, INC. (Registrant)

Date: August 8, 2003	By:	/s/ JOHN E. CALONICO, JR.
John E. Calonico, Jr. Vice President and Chief Financial Officer

EXHIBIT INDEX

2.1	Merger Agreement dated August 6, 2003, by and among Interwoven, Inc., iManage, Inc. and Mahogany Acquisition Corporation.

99.1	Joint press release of iManage, Inc. and Interwoven, Inc., issued on August 6, 2003.